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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

        Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934
           or Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934.

                                    0-9659
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                           (Commission File Number)


                             SIGNATURE INNS, INC.
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            (Exact name of registrant as specified in its charter)


 250 East 96th Street, Suite 450, Indianapolis, Indiana 46240; (317) 581-1111
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, No Par Value Per Share
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           (Title of each class of securities covered by this Form)


                                     None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [X]                 Rule 12h-3(b)(1)(ii)  [_]
     Rule 12g-4(a)(1)(ii) [_]                 Rule 12h-3(b)(2)(i)   [_]
     Rule 12g-4(a)(2)(i)  [_]                 Rule 12h-3(b)(2)(ii)  [_]
     Rule 12g-4(a)(2)(ii) [_]                 Rule 15d-6            [_]
     Rule 12h-3(b)(1)(i)  [X]

  Approximate number of holders of record as of the certification or notice date: 0 (Signature being merger out of existence)
                     -
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    Pursuant to the requirements of the Securities Exchange Act of 1934,
Signature Inns, Inc., an Indiana corporation, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: May 7, 1999                   SIGNATURE INNS, INC.


                                    By: /s/ John D. Bontreger
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                                    Name: John D. Bontreger
                                    Title: Chairman and Chief Executive Officer